EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS STRONG 2018 SECOND QUARTER

RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.125

Selected Highlights

•	Major Annual Maintenance totaling 37 days (55,400 ADMTs) completed at Celgar and Stendal mills

•	Strong pulp and lumber price realizations in the quarter

•	Second Quarter Net Income of $16.8 million ($0.26 per share) and Operating EBITDA* of $60.5 million.

NEW YORK, NY, July 26, 2018 - Mercer International Inc. (Nasdaq: MERC) today reported strong results for the second quarter ended June 30, 2018 due to higher pulp and lumber sales realizations. Operating EBITDA in the current quarter was $60.5 million compared to $39.5 million in the second quarter of 2017 and $99.4 million in the first quarter of 2018.

For the second quarter of 2018, net income was $16.8 million, or $0.26 per share, compared to a net loss of $2.1 million, or $0.03 per share, for the second quarter of 2017 and $25.6 million, or $0.39 per share, in the prior quarter of 2018.

Summary Financial Highlights

	Q2 2018	Q1 2018		Q2 2017	YTD 2018		YTD 2017
	(in millions, except per share amounts)
Pulp segment revenues	$291.6	$314.2		$265.9	$605.9		$508.7
Wood products segment revenues	54.9	53.7		17.3	108.6		17.3

Total revenues	$346.5	$367.9		$283.2	$714.4		$526.0

Pulp segment operating income	$37.0	$74.1		$21.1 (1)	$111.0		$63.4	(1)
Wood products segment operating income	4.3	3.0		0.1	7.3		0.1
Corporate and other operating loss	(3.8)	(1.0)		(2.3)	(4.8)		(3.3)

Total operating income	$37.5	$76.0		$18.9	$113.5		$60.2

Pulp segment depreciation and amortization	$21.1	$21.5		$19.4	$42.7		$38.5
Wood products segment depreciation and amortization	1.8	1.7		1.1	3.5		1.1
Corporate and other depreciation and amortization	0.1	0.1		0.1	0.2		0.2

Total depreciation and amortization	$23.0	$23.3		$20.6	$46.3		$39.8

Operating EBITDA(*)	$60.5	$99.4		$39.5 (1)	$159.9		$100.1	(1)
Loss on settlement of debt	$-	$21.5	(2)	$-	$21.5	(2)	$10.7	(3)
Legal cost award	$-	$7.0		$-	$7.0		$-
Provision for income taxes	$8.5	$9.6		$7.8	$18.0		$15.3
Net income (loss)	$16.8	$25.6		$(2.1)	$42.4		$7.6
Net income (loss) per common share
Basic and diluted	$0.26	$0.39		$(0.03)	$0.65		$0.12
Common shares outstanding at period end	65.2	65.2		65.0	65.2		65.0

(1)	Adjusted as a result of our adoption of Accounting Standards Update 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-Retirement Benefit Cost, in the current year. See Note 1 to our Interim Consolidated Financial Statements.
(2)	Redemption of 7.75% senior notes due 2022 (the “2022 Senior Notes”).
(3)	Redemption of 7.00% senior notes due 2019.

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 4 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

Mr. David M. Gandossi, the Chief Executive Officer, stated: “We are pleased with our performance and results for the second quarter of 2018 as:

•

This was a significant maintenance quarter for us. We had an aggregate of 37 days (55,400 ADMTs) of downtime at our Celgar and Stendal mills. We estimate that such downtime adversely affected our operating income by approximately $59.1 million comprised of $36.6 million in direct out-of-pocket costs and the balance in reduced production. Many of our competitors that report their financial results using International Financial Reporting Standards capitalize their direct costs of maintenance downtime; and

•	Even with such maintenance, strong pulp and lumber sales realizations permitted us to generate Operating EBITDA of $60.5 million in the current quarter.”

He continued: “In the second quarter of 2018, pulp prices in Europe and North America increased and pulp prices in China were generally flat compared to the prior quarter of 2018. In the second quarter of 2018, European and U.S. lumber markets continued to be strong with prices near multi-year highs.

At the end of the current quarter, NBSK list prices in Europe, China and North America were approximately $1,230, $910 and $1,330 per ADMT, respectively.

In the third quarter of 2018, we have 14 days of scheduled maintenance downtime (which will reduce production by approximately 14,800 ADMTs) at our Rosenthal mill and in the fourth quarter of 2018, we have three days of scheduled maintenance downtime (which will reduce production by approximately 5,700 ADMTs) at our Stendal mill.

Currently, the NBSK pulp market is generally balanced with world producer inventories at about 28 days’ supply. Looking forward, we believe the new pulp production capacity that has or is coming online will not materially adversely impact the market in the near term as a result of continued steady demand growth, producer downtime and continuing restrictions on the import of recovered or waste paper in China. We also expect lumber markets to moderately adjust from their multi-year highs in the near term.”

Mr. Gandossi concluded: “In addition, it has been a year since we acquired the Friesau sawmill. In the last year we have ramped up our lumber business ahead of plan, we are realizing significant synergies between our solid wood and pulp businesses, and Friesau is generating substantial value for shareholders. I am also confident our upcoming targeted investments in Friesau will generate additional value for our shareholders.

This quarter was highlighted by significant investments in our assets, which were focused on increasing our efficiency, productivity and lowering the risk of unplanned downtime. These investments are consistent with our long-term value creation strategy of leveraging our core competencies to deliver results for shareholders from world-class assets and building a platform for sustainable and profitable growth.”

Quarterly Dividend

A quarterly dividend of $0.125 per share will be paid on October 3, 2018 to all shareholders of record on September 26, 2018. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Summary Operating Highlights

Pulp Segment	Q2 2018	Q1 2018	Q2 2017	YTD 2018	YTD 2017
Pulp production (‘000 ADMTs)	309.7	364.5	362.7	674.2	736.4
Annual maintenance downtime (‘000 ADMTs)	55.4	-	32.5	55.4	32.5
Annual maintenance downtime (days)	37	-	22	37	22
Pulp sales (‘000 ADMTs)	338.3	367.1	388.8	705.4	763.9
Average NBSK pulp list prices in Europe ($/ADMT)(1)	1,200	1,097	880	1,148	852
Average NBSK pulp list prices in China ($/ADMT)(1)	910	910	670	910	658
Average NBSK pulp list prices in North America ($/ADMT)(1)	1,310	1,233	1,093	1,272	1,063
Average pulp sales realizations ($/ADMT)(2)	821	783	624	801	604
Energy production (‘000 MWh)	294.7	438.0	448.7	732.7	920.9
Energy sales (‘000 MWh)	84.6	175.7	193.5	260.3	396.1
Average energy sales realizations ($/MWh)	99	107	89	104	90

Wood Products Segment
Lumber production (million board feet)	112.0	103.3	67.5	215.3	67.5
Lumber sales (million board feet)	113.1	115.1	41.5	228.2	41.5
Average lumber sales realizations ($/Mfbm)	433	418	328	426	328
Energy production and sales (‘000 MWh)	25.6	20.6	24.0	46.2	24.0
Average energy sales realizations ($/MWh)	127	135	110	131	110

Average Spot Currency Exchange Rates
$/ €(3)	1.1922	1.2289	1.1008	1.2103	1.0838
$ / C$(3)	0.7750	0.7904	0.7438	0.7826	0.7496

(1)	Source: RISI pricing report.
(2)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

Three Months Ended June 30, 2018 Compared to Three Months Ended June 30, 2017

Consolidated - Three Months Ended June 30, 2018 Compared to Three Months Ended June 30, 2017

Total revenues for the three months ended June 30, 2018 increased by approximately 22% to $346.5 million from $283.2 million in the same quarter of 2017 primarily due to a 32% increase in pulp sales realizations and $37.6 million of higher revenues from our wood products segment.

Costs and expenses in the current quarter increased by approximately 17% to $309.1 million from $264.3 million in the second quarter of 2017 primarily due to costs associated with a 66% increase in production in our wood products segment and higher maintenance and per unit fiber costs partially offset by the impact of lower pulp sales volumes.

In the second quarter of 2018, operating depreciation and amortization increased to $22.9 million from $20.5 million in the same quarter of 2017 primarily due to the negative impact of a weaker dollar on our euro and Canadian dollar denominated depreciation expense.

Selling, general and administrative expenses increased to $15.0 million in the second quarter of 2018 from $13.3 million in the same quarter of 2017 primarily due to the impact of a higher share price on our stock compensation expense and the negative impact of a weaker dollar.

In the second quarter of 2018, our operating income increased by approximately 98% to $37.5 million from $18.9 million in the same quarter of 2017 as higher pulp sales realizations more than offset lower energy and pulp sales volumes and higher maintenance and per unit fiber costs.

Interest expense in the current quarter decreased to $12.1 million from $13.3 million in the same quarter of 2017 primarily as a result of a lower interest rate on our outstanding senior notes.

During the second quarter of 2018, income tax expense increased to $8.5 million from $7.8 million in the same quarter of 2017 due to higher taxable income for our German mills.

For the second quarter of 2018, our net income increased to $16.8 million, or $0.26 per share, from a net loss of $2.1 million, or $0.03 per share, in the same quarter of 2017.

In the second quarter of 2018, Operating EBITDA increased by approximately 53% to $60.5 million from $39.5 million in the same quarter of 2017 as higher pulp sales realizations more than offset lower energy and pulp sales volumes and higher maintenance and per unit fiber costs.

Operating Results by Business Segment

None of the income or loss items following operating income in our Interim Consolidated Statement of Operations are allocated to our segments, since those items are reviewed separately by management.

Pulp Segment - Three Months Ended June 30, 2018 Compared to Three Months Ended June 30, 2017

Selected Financial Information

	Three Months Ended June 30,
	2018	2017
	(in thousands)
Pulp revenues	$279,939	$244,684
Energy and chemical revenues	$11,693	$21,202
Depreciation and amortization	$21,127	$19,387
Operating income	$36,976	$21,069

Pulp revenues in the second quarter of 2018 increased by approximately 14% to $279.9 million from $244.7 million in the same quarter of 2017 due to higher sales realizations partially offset by lower sales volumes.

Energy and chemical revenues decreased by approximately 45% to $11.7 million in the second quarter of 2018 from $21.2 million in the same quarter of 2017 due to lower production as a result of the maintenance downtime. Additionally, one of the turbines at the Stendal mill was taken offline for a scheduled major maintenance in April and did not resume service until late July 2018.

Pulp production decreased by approximately 15% to 309,668 ADMTs in the current quarter from 362,665 ADMTs in the same quarter of 2017. In the current quarter of 2018, we had an aggregate of 37 days (approximately 55,400 ADMTs) of annual maintenance downtime, of which 25 days (approximately 36,300 ADMTs) was at our Celgar mill and 12 days (approximately 19,100 ADMTs) was at our Stendal mill. The 25 days of maintenance downtime at the Celgar mill included 11 unplanned days primarily to complete additional identified maintenance inside the recovery boiler. This contributed to a slower restart of the mill than planned. In the second quarter of 2017, we had an aggregate of 22 days (approximately 32,500 ADMTs) of annual maintenance downtime, of which 20 days (approximately 28,700 ADMTs) was at our Celgar mill and two days (approximately 3,800 ADMTs) was at our Stendal mill.

We estimate that annual maintenance downtime in the current quarter adversely impacted our operating income by approximately $59.1 million, comprised of approximately $36.6 million in direct out-of-pocket expenses and the balance in reduced production. Many of our competitors that report their financial results using International Financial Reporting Standards capitalize their direct costs of maintenance downtime.

Pulp sales volumes decreased by approximately 13% to 338,308 ADMTs in the current quarter from 388,792 ADMTs in the same quarter of 2017 primarily due to lower production.

In the current quarter of 2018, list prices for NBSK pulp increased from the same quarter of 2017, largely as a result of overall steady demand. Average list prices for NBSK pulp in Europe were approximately $1,200 per ADMT in the second quarter of 2018 compared to approximately $880 per ADMT in the same quarter of 2017. Average list prices for NBSK pulp in China and North America were approximately $910 per ADMT and $1,310 per ADMT, respectively, in the current quarter compared to approximately $670 per ADMT and $1,093 per ADMT, respectively, in the same quarter of 2017. NBSK pulp prices are cyclical and are at or near record highs.

Average pulp sales realizations increased by approximately 32% to $821 per ADMT in the second quarter of 2018 from approximately $624 per ADMT in the same quarter of 2017 primarily due to higher list prices.

As a result of the effect of the dollar strengthening at the end of the current quarter against the euro and Canadian dollar on our dollar denominated cash and receivables held at our operations, we recorded a net overall positive impact of approximately $1.5 million due to foreign exchange despite the negative impact of a weaker dollar on costs and expenses during the current quarter.

Costs and expenses for our pulp segment in the current quarter increased by approximately 4% to $255.2 million from $244.8 million in the second quarter of 2017 primarily due to higher maintenance and per unit fiber costs partially offset by the impact of lower sales volumes.

On average, in the current quarter overall per unit fiber costs increased by approximately 19% from the same quarter of 2017 primarily as a result of the negative impact of a weaker dollar on our euro and Canadian dollar denominated fiber costs and strong demand. In the current quarter low producer inventories caused by unfavorable winter harvesting conditions and strong demand resulted in the higher prices. We currently expect a moderate decline in per unit fiber costs in the third quarter of 2018 as a result of improved harvesting conditions.

Transportation costs for our pulp segment decreased by approximately 12% to $17.6 million in the current quarter from $20.1 million in the same quarter of 2017 primarily due to lower sales volumes.

In the second quarter of 2018, pulp segment operating income increased by approximately 75% to $37.0 million from $21.1 million in the same quarter of 2017 as higher pulp sales realizations more than offset lower sales volumes, higher maintenance costs and higher per unit fiber costs.

Wood Products Segment - Three Months Ended June 30, 2018 Compared to Three Months Ended June 30, 2017

Selected Financial Information

	Three Months Ended June 30,
	2018	2017
	(in thousands)
Lumber revenues	$48,991	$13,593
Energy revenues	$3,255	$2,645
Wood residual revenues	$2,654	$1,053
Depreciation and amortization	$1,779	$1,134
Operating income	$4,322	$81

We entered into the wood products business on April 12, 2017.

In the second quarter of 2018, lumber revenues increased to $49.0 million from $13.6 million, due to higher sales volume and higher sales realizations. In the current quarter approximately 22% of sales volumes were in the U.S. market and substantially all remaining sales were in Europe, which such sales are generally made in euros.

Energy and wood residual revenues increased to $5.9 million in the second quarter of 2018 from $3.7 million in the same quarter of 2017 primarily due to higher sales volumes and the positive impact of a weaker dollar on our euro denominated revenues.

Production increased to 112.0 MMfbm of lumber in the current quarter from 67.5 MMfbm in the same quarter of 2017.

Average lumber sales realizations increased by approximately 32% to $433 per Mfbm in the second quarter of 2018 from approximately $328 per Mfbm in the same quarter of 2017 primarily due to higher prices in Europe and increased sales to the U.S. where we realized higher sale prices.

Fiber costs are approximately 80% of our cash production costs. In the current quarter per unit fiber costs increased by approximately 17% from the same quarter of 2017 primarily as a result of the negative impact of a weaker dollar on our euro denominated fiber costs and strong demand. In the current quarter low producer inventories caused by unfavorable winter harvesting conditions and strong demand resulted in higher prices. We currently expect a moderate decline in per unit fiber costs in the third quarter of 2018 as a result of improved harvesting conditions.

Transportation costs for our wood products segment increased to $5.9 million in the current quarter from $0.8 million in the same quarter of 2017 primarily due to higher sales volumes and higher sales to the U.S.

In the second quarter of 2018, our wood products segment operating income increased to $4.3 million from $0.1 million in the same quarter of 2017 primarily due to higher lumber sales realizations partially offset by higher transportation and per unit fiber costs.

Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2017

Consolidated - Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2017

Total revenues for the first half of 2018 increased by approximately 36% to $714.4 million from $526.0 million in the first half of 2017 primarily due to a 33% increase in pulp sales realizations and the inclusion of an additional $91.3 million of wood products segment revenues.

Costs and expenses in the first half of 2018 increased by approximately 29% to $600.9 million from $465.8 million in the first half of 2017 primarily due to additional costs and expenses from our wood products segment, the negative impact of a weaker dollar on our euro denominated costs and expenses and higher maintenance and per unit fiber costs partially offset by lower pulp sales volumes.

In the first half of 2018, operating depreciation and amortization increased to $46.1 million from $39.6 million in the same period of 2017 primarily due to the negative impact of a weaker dollar on our euro denominated depreciation expense and the inclusion of depreciation for the wood products segment for the full period.

Selling, general and administrative expenses increased to $29.4 million in the first half of 2018 from $23.0 million in the same period of 2017 primarily due to the inclusion of our wood products segment for the full period and the negative impact of a weaker dollar.

In the first half of 2018, operating income increased by approximately 89% to $113.5 million from $60.2 million in the same period of 2017 as higher pulp sales realizations more than offset lower energy and pulp sales volumes, the negative impact of a weaker dollar on our euro denominated costs and expenses and higher maintenance and per unit fiber costs.

In December 2017, we issued $300.0 million of 5.50% senior notes due 2026, referred to as the “2026 Senior Notes” and, on January 5, 2018, we utilized the proceeds, together with cash on hand, to redeem $300.0 million of our 7.75% senior notes due 2022 at a cost, including premium, of $317.4 million and recorded a loss on such redemption of $21.5 million (being $0.33 per share).

Interest expense in the first half of 2018 decreased to $24.2 million from $27.2 million in the same period of 2017 primarily as a result of a lower interest rate on our outstanding senior notes.

In the first half of 2018, we recognized an expense of $7.0 million, or $0.11 per share, in connection with the legal cost award made by the tribunal in our claim against the Government of Canada under the North American Free Trade Agreement, referred to as “NAFTA”.

During the first half of 2018, income tax expense increased to $18.0 million from $15.3 million in the same period of 2017 due to higher taxable income for our German mills.

For the first half of 2018, after giving effect to costs of $28.5 million, or $0.44 per basic and $0.43 per diluted share, for the redemption of senior notes and the NAFTA legal cost award, our net income increased to $42.4 million, or $0.65 per share, from $7.6 million, or $0.12 per share, after giving effect to costs of $10.7 million for the redemption of senior notes in the same period of 2017.

In the first half of 2018, Operating EBITDA increased by approximately 60% to $159.9 million from $100.1 million in the same period of 2017 as higher pulp sales realizations more than offset lower energy and pulp sales volumes, the negative impact of a weaker dollar relative to the euro and higher maintenance and per unit fiber costs.

Liquidity and Capital Resources

The following table is a summary of our cash flows for the periods indicated:

	Six Months Ended June 30,
	2018	2017
	(in thousands)
Net cash from operating activities	$162,122	$69,470
Net cash used in investing activities	(45,092)	(89,862)
Net cash from financing activities	18,453 (1)	17,705
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(9,300)	6,434

Net increase in cash, cash equivalents and restricted cash	$126,183	$3,747

(1)	Excludes restricted cash of $317.4 million used for the redemption of 2022 Senior Notes.

The following table is a summary of selected financial information as at the dates indicated:

	June 30, 2018	December 31, 2017
	(in thousands)
Financial Position
Cash and cash equivalents	$269,482	$143,299	(1)
Working capital	$473,092	$421,873
Total assets	$1,522,389	$1,407,271	(1)
Long-term liabilities	$795,416	$743,578
Total equity	$538,502	$550,666

(1)	Excludes restricted cash of $317.4 million used for the redemption of 2022 Senior Notes.

As at June 30, 2018, we had approximately $153.2 million available under our revolving credit facilities.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for July 27, 2018 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived for 30 days over the Internet at http://edge.media-server.com/m6/p/cxqhhomm or through a link on the company’s home page at http://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 1.5 million tonnes of NBSK pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Revenues	$346,532	$283,177	$714,435	$525,961
Costs and expenses
Operating costs, excluding depreciation and amortization	271,134	230,534	525,419	403,130
Operating depreciation and amortization	22,906	20,521	46,115	39,637
Selling, general and administrative expenses	15,016	13,259	29,377	22,985

Operating income	37,476	18,863	113,524	60,209

Other income (expenses)
Interest expense	(12,128)	(13,320)	(24,243)	(27,199)
Loss on settlement of debt	—	—	(21,515)	(10,696)
Legal cost award	—	—	(6,951)	—
Other income (expenses)	(132)	137	(369)	573

Total other expenses	(12,260)	(13,183)	(53,078)	(37,322)

Income before provision for income taxes	25,216	5,680	60,446	22,887
Provision for income taxes	(8,461)	(7,784)	(18,042)	(15,265)

Net income (loss)	$16,755	$(2,104)	$42,404	$7,622

Net income (loss) per common share
Basic and diluted	$0.26	$(0.03)	$0.65	$0.12

Dividends declared per common share	$0.125	$0.115	$0.250	$0.230

(1)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	June 30, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$269,482	$143,299
Restricted cash to redeem senior notes	—	317,439
Accounts receivable	190,807	206,027
Inventories	189,233	176,601
Prepaid expenses and other	12,041	8,973

Total current assets	661,563	852,339

Property, plant and equipment, net	836,116	844,848
Intangible and other assets	23,299	26,147
Deferred income tax	1,411	1,376

Total assets	$1,522,389	$1,724,710

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$187,532	$133,557
Pension and other post-retirement benefit obligations	939	985
Senior notes to be redeemed with restricted cash	—	295,924

Total current liabilities	188,471	430,466

Debt	699,261	662,997
Pension and other post-retirement benefit obligations	21,579	21,156
Capital leases and other	37,671	27,464
Deferred income tax	36,905	31,961

Total liabilities	983,887	1,174,044

Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 65,202,000 issued and outstanding (2017 – 65,017,000)	65,171	64,974
Additional paid-in capital	340,450	338,695
Retained earnings	232,105	205,998
Accumulated other comprehensive loss	(99,224)	(59,001)

Total shareholders’ equity	538,502	550,666

Total liabilities and shareholders’ equity	$1,522,389	$1,724,710

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Cash flows from (used in) operating activities
Net income (loss)	$16,755	$(2,104)	$42,404	$7,622
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depreciation and amortization	23,014	20,625	46,333	39,846
Deferred income tax provision	1,204	4,196	6,016	8,405
Loss on settlement of debt	—	—	21,515	10,696
Defined benefit pension plan and other post-retirement benefit plan expense	432	540	871	1,066
Stock compensation expense	1,759	912	1,952	751
Other	1,311	(153)	2,131	525
Defined benefit pension plan and other post-retirement benefit plan contributions	(60)	(319)	(105)	(851)
Changes in working capital
Accounts receivable	13,475	(37,426)	8,343	(43,714)
Inventories	(12,221)	(5,294)	(19,043)	4,131
Accounts payable and accrued expenses	36,906	36,954	54,933	43,835
Other	3,170	(1,846)	(3,228)	(2,842)

Net cash from (used in) operating activities	85,745	16,085	162,122	69,470

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(28,655)	(19,743)	(44,839)	(27,907)
Purchase of intangible assets	(153)	(165)	(320)	(405)
Acquisition of Friesau Facility	—	(61,627)	—	(61,627)
Other	67	77	67	77

Net cash from (used in) investing activities	(28,741)	(81,458)	(45,092)	(89,862)

Cash flows from (used in) financing activities
Redemption of senior notes	—	—	(317,439)	(234,945)
Proceeds from issuance of notes	—	—	—	250,000
Proceeds from revolving credit facilities, net	17,665	26,525	37,736	26,525
Dividend payments	(8,147)	(7,472)	(16,274)	(14,912)
Payment of interest rate derivative liability	—	(3,789)	—	(3,789)
Payment of debt issuance costs	—	(1,008)	(1,390)	(6,132)
Other	(771)	1,879	(1,619)	958

Net cash from (used in) financing activities	8,747	16,135	(298,986)	17,705

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(9,835)	5,916	(9,300)	6,434

Net increase (decrease) in cash, cash equivalents and restricted cash	55,916	(43,322)	(191,256)	3,747
Cash, cash equivalents and restricted cash, beginning of period	213,566	187,965	460,738	140,896

Cash, cash equivalents and restricted cash, end of period	$269,482	$144,643	$269,482	$144,643

Supplemental cash flow disclosure
Cash paid for interest	$4,424	$16,425	$15,696	$20,881
Cash paid for income taxes	$2,742	$2,677	$4,220	$5,204

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MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands of U.S. dollars)

Operating EBITDA is defined as operating income plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. The following tables set forth the net income (loss) to Operating EBITDA:

	Q2 2018	Q1 2018	Q2 2017	YTD 2018	YTD 2017
Net income (loss)	$16,755	$25,649	$(2,104)	$42,404	$7,622
Provision for income taxes	8,461	9,581	7,784	18,042	15,265
Interest expense	12,128	12,115	13,320	24,243	27,199
Loss on settlement of debt	-	21,515	-	21,515	10,696
Legal cost award	-	6,951	-	6,951	-
Other (income) expenses	132	237	(137)	369	(573)

Operating income	37,476	76,048	18,863	113,524	60,209
Add: Depreciation and amortization	23,014	23,319	20,625	46,333	39,846

Operating EBITDA	$60,490	$99,367	$39,488	$159,857	$100,055

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